Heartland Technology, Inc.

Press Release

Bill Kaye, Chief Restructuring Officer of Heartland Technology, Inc., announced that Heartland Technology and certain of its subsidiaries have filed Chapter 11 bankruptcy petitions in the United States Bankruptcy Court for the Northern District of Illinois on June 15, 2005. All of Heartland Technology's operating subsidiaries have been sold or shut down. Heartland Technology has filed a proposed disclosure statement and joint plan of liquidation (the "Plan") and intends to pursue confirmation of the Plan expeditiously. The Plan provides for, among other things, a comprehensive settlement between Heartland Technology and Heartland Partners, L.P. (the "Settlement"). The terms of the Settlement include
(a) that Heartland Partners will transfer approximately $669,000 to Heartland Technology's estate, (b) the parties will execute mutual releases of claims, and
(c) Heartland Technology will transfer its interests in HTI Interests, LLC and HTI Class B, LLC to entities designated by Heartland Partners. Heartland Technology's remaining assets will be disposed of and the proceeds distributed to creditors in accordance with the Plan. Heartland Technology's common shareholders will not receive anything under the Plan and their equity interests will be canceled. Heartland Technology's shares are not listed on any stock exchange, but are publicly traded.